News Release

Contact:	Mike Madden Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS FIRST QUARTER SALES
Sets Dates for Earnings Release and Conference Call

JACKSON, Tenn. (May 10, 2007) — Kirkland’s, Inc. (NASDAQ:KIRK) today announced sales for the 13-week period ended May 5, 2007.

Net sales for the 13-week period ended May 5, 2007, were $82.1 million compared with $92.6 million for the 13-week period ended April 29, 2006. Comparable store sales for the first quarter of fiscal 2007 decreased 18.8%. The Company reported a 5.1% comparable store sales decrease in the prior-year quarter. Comparable store sales in mall stores declined 20.9% for the first quarter while comparable store sales in off-mall stores declined 16.8%. The Company opened 10 stores and closed 12 stores during the quarter.

Based on these sales results, the Company expects to report a loss slightly greater than its previously issued range of a net loss of $0.30 to $0.35 per share for the first quarter of fiscal 2007.

Kirkland’s plans to issue its earnings release for the first quarter before the market opens on June 1, 2007, and will host a conference call the same day at 11:00 a.m. ET. During the call, the Company will discuss its results of operations for the first quarter of fiscal 2007. The number to call for this interactive teleconference is (913) 981-4900. A replay of the conference call will be available through June 8, 2007, by dialing (719) 457-0820 and entering the confirmation number, 8654274.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=38947 on June 1, 2007, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through June 8, 2007.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 347 stores in 37 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 2, 2007. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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